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                                                                       EXHIBIT 5

                                 June 15, 2000

EarthLink, Inc.
1430 West Peachtree Street, N.W.
Suite 400
Atlanta, Georgia  30309

         Re: EARTHLINK, INC. REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have served as counsel for EarthLink, Inc., a Delaware Corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, pursuant to the Company's Registration Statement on Form S-8 (the "Registration Statement"), of 20,350,000 shares (the "Shares") of the Company's authorized common stock, $.01 par value per share in the aggregate ("Common Stock"), under the Stock Incentive Plan (EarthLink, Inc.) (20,000,000 shares of Common Stock reserved) and Stock Option Plan for Non-Employee Directors (350,000 shares of Common Stock reserved) (the "Plans").

         We have examined and are familiar with originals or copies (certified or otherwise identified to our satisfaction) of such documents, corporate records and other instruments relating to the organization of the Company and to the authorization and issuance of the Shares subject to the Plans, as appropriate, as we have deemed necessary and advisable.

         Based upon the foregoing and having regard for such legal consideration as we deem relevant, it is our opinion that the Shares will be, when issued in accordance with the terms of the Plans, legally issued, fully paid and non-assessable.

         We do hereby consent to the filing of this Opinion as Exhibit 5 to the Registration Statement.

                                               Very truly yours,

                                               /s/ Hunton & Williams

                                               Hunton & Williams